As filed with the Securities and Exchange Commission on May 22, 2008.

Registration No. 333-133043
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

 Post-Effective Amendment No. 3 to Form SB-2 on
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________

NOVELOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	04-3321804 (I.R.S. employer identification number)

One Gateway Center
Suite 504
Newton, Massachusetts 02458
(617) 244-1616
(Address and telephone number of principal executive offices)

Harry S. Palmin
President and Chief Executive Officer
Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, Massachusetts 02458
(617) 244-1616
(Name, address and telephone number of agent for service)

Copies to:
Paul Bork, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02110
(617) 832-1000
________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF UNSOLD SECURITIES

On April 6, 2006, Novelos Therapeutics, Inc. (the "Company") filed a Registration Statement on Form SB-2 (File No. 333-133043) with the Securities and Exchange Commission (the "Commission"), which was declared effective on April 19, 2006 and subsequently amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 filed on November 17, 2006 and March 21, 2007, respectively (the "Registration Statement"). The Registration Statement registered the resale from time to time, of 34,285,449 shares (the "Shares") of the Company's common stock, par value $0.00001 per share. The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statement, who acquired Shares, preferred stock convertible into Shares and warrants to purchase Shares in connection with the Company's private placements in 2005 and 2006.

In accordance with the undertaking of the Company contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister the Shares that were previously registered under the Registration Statement, but remain unsold as of the date hereof. As of the date of this filing, to the best of the Registrant’s knowledge based on the information available to it, 26,573,344 Shares remain unsold under the Registration Statement. The Company is seeking to deregister these Shares because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreements with the selling stockholders has terminated with respect to all the Shares except 2,727,200 shares issuable upon exercise of warrants expiring on August 9, 2008. The Company plans to satisfy this obligation by filing a new registration statement covering such shares. The Registration Statement is hereby amended to reflect the deregistration of these 26,573,344 Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newton, Commonwealth of Massachusetts, on May 22, 2008.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
May 22, 2008	Harry S. Palmin President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Harry S. Palmin	Chief Executive Officer and Director	May 22, 2008
Harry S. Palmin	(principal executive officer)

/s/ Joanne M. Protano	Chief Financial Officer	May 22, 2008
Joanne M. Protano	(principal financial officer and principal accounting officer)

Chairman of the Board of Directors
Stephen A. Hill

/s/ Michael J. Doyle*	Director	May 22, 2008
Michael J. Doyle

/s/ Sim Fass*	Director	May 22, 2008
Sim Fass

Director
James S. Manuso

/s/ David B. McWilliams*	Director	May 22, 2008
David B. McWilliams

/s/ Simyon Palmin*	Director	May 22, 2008
Simyon Palmin

/s/ Howard M. Schneider*	Director	May 22, 2008
Howard M. Schneider

* Harry S. Palmin, as attorney-in-fact.